EXHIBIT 10.1

VWR MANAGEMENT SERVICES, LLC

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road, Radnor, PA 19087

September 17, 2026

Todd Garner

Via electronic mail

RE: Employment Letter Agreement

Dear Todd:

The following Letter Agreement contains the terms of employment of Todd Garner (“you” or “Executive”) with VWR Management Services, LLC, effective as of the date hereof, under which you will provide services to Avantor, Inc. and its various affiliates. As used herein, “Avantor” or “Company” shall collectively refer to VWR Management Services, LLC, Avantor, Inc. and all of their various affiliates.

Position:	Executive Vice President and Chief Financial Officer
Start Date:	Currently anticipated to be September 21, 2026, contingent upon your proof of right to work lawfully in the United States and successful completion of background screening.
Base Salary:	$700,000 per year, payable in installments on Avantor’s regular payroll dates.
Duties:

You will serve as a member of Avantor’s Leadership Team. In addition, you will perform such duties, functions and responsibilities during your employment as reasonably and lawfully directed by the Chief Executive Officer and commensurate with your position.

Reporting:	You will report solely and directly to the Chief Executive Officer of Avantor.
Office Location:	Your office will be located remotely in Alpine, UT, until a permanent Avantor Headquarters is confirmed.
Annual Bonus:

You are eligible to participate in Avantor’s Incentive Compensation Plan (ICP) with an annual target bonus of 80% of Base Salary. Your 2026 annual bonus will be prorated based on the number of days worked for the calendar year. The actual bonus payout is not guaranteed, and the amount may vary based on several factors, including business results and your individual performance. Payment is subject to your continued employment with the Company through the date that such payment is otherwise made to all similarly situated Avantor executives.

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Sign-on Cash Award:

Avantor agrees to pay you a one-time cash bonus of $150,000 (“Signing Bonus”). The Signing Bonus is subject to all required taxes and withholdings, to be paid no later than thirty (30) days from your date of hire. If you leave the Company voluntarily (e.g., for any reason except “Good Reason” as defined in the Executive Severance Plan (as defined below)) within twelve (12) months of receipt, you must repay the Signing Bonus to Avantor in full upon the effective date of your termination; provided, however, that no repayment shall be required if your employment terminates as a result of your death or Disability (as defined in the Executive Severance Plan).

Sign-on Equity Award:

You will be eligible to receive a new hire equity award under the Avantor, Inc. 2019 Equity Incentive Plan, as may be amended from time to time (the “Incentive Plan”).

The targeted value of this award is $1,500,000 and will be allocated 50% in restricted stock units (“RSUs”) and 50% in stock options priced at a 10% premium to the market price on the date of grant (“Premium-Priced Stock Options”). The RSUs will vest 50% each year over two years on the grant date anniversary and the Premium-Priced Stock Options will vest 33% each year over three years on the grant date anniversary, subject to your continued employment through each of the applicable vesting dates.

Notwithstanding the foregoing or anything to the contrary in the Incentive Plan or applicable award agreement, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined in the Executive Severance Plan), then (i) the portion of the RSUs scheduled to vest on or prior to the first anniversary of the termination date will receive credit for service vesting through the first anniversary of the termination date, and (ii) the portion of the Premium-Priced Stock Options scheduled to vest on or prior to the first anniversary of the termination date will receive credit for service vesting through the first anniversary of the termination date.

The number of RSUs and Premium-Priced Stock Options to be awarded will be calculated based on the closing price of Avantor’s common stock on your start date in accordance with the Company’s equity valuation practices.

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Future Equity Awards:

Beginning in 2027, you will be eligible to participate in the annual equity grant process with an annual target fair market value of $3,000,000. The 2027 equity value granted to you is subject to satisfactory performance, in accordance with Company policy and the terms of the Incentive Plan and the applicable award agreement(s) granted thereunder.

Benefits:

You will be eligible to participate in all vacation, health, welfare, and other similar benefits available to similarly situated employees of Avantor. You will be eligible for four (4) weeks of paid time off (PTO) per calendar year.

Relocation Assistance:	You are eligible for relocation under the terms of the Avantor Relocation Policy. Details of the benefits associated with this policy will be provided separately.
Service on Other Boards:

During your employment with the Company, you shall render your full-time attention to the business affairs of the Company. You may serve on the board of directors of other entities only as expressly approved in advance by the Chief Executive Officer in writing, or in absence of such, by the Board of Directors of Avantor in its discretion.

Termination:

Your employment with the Company is at-will, meaning either the Company or you may terminate your employment at any time. Any resignation by you shall require that written notice be delivered to Avantor, via e-mail or certified mail to the Chief Executive Officer and Chief Human Resources Officer, at least ninety (90) calendar days prior to your termination and any failure by you to provide such written notice shall be considered a material breach of this Agreement by you.

Severance:

You are eligible to participate in Avantor’s Executive Severance and Change in Control Plan (the “Executive Severance Plan”), provided that you execute the joinder to the Executive Severance Plan attached hereto as Exhibit A. The payments (and benefits) that are due to be paid (or provided) pursuant to the Executive Severance Plan are subject to your execution and non-revocation of the Company’s standard form of release.

Except as provided above in the Executive Severance Plan, you shall not be entitled to any other salary, compensation of any form, or benefits from Avantor after termination of your employment with Avantor, except as otherwise specifically provided for in Avantor’s employee benefit plans or as otherwise expressly required by applicable law.

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Personal Services Agreement:

As a condition to entering into this Letter Agreement with the Company, you shall execute and agree to be bound by the Personal Services and Inventions Agreement, in the form attached hereto as Exhibit B.

Entire Agreement:

This Letter Agreement, the Personal Services and Inventions Agreement, the Executive Severance Plan and any other agreements and plan documents expressly referenced herein set forth the entire understanding between you and Avantor with respect to the subject matter hereof and thereof, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between you and Avantor, which shall terminate and be of no further effect upon the execution of this Letter Agreement.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Letter Agreement may be assigned by Avantor to a person or entity which is a successor in interest to substantially all of the business operations of Avantor, or to a subsidiary or affiliate of Avantor. Upon such assignment, the rights and obligations of Avantor hereunder shall become the rights and obligations of such subsidiary, affiliate or successor person or entity.

Code Section 409A:

This Letter Agreement will be interpreted to avoid any tax under §409A of the Code to the maximum extent possible. For purposes of §409A, each payment made under this Letter Agreement will be treated as a separate payment. With respect to any reimbursements provided under this Letter Agreement that are subject to §409A, the amount of expenses eligible for reimbursement during a calendar year cannot affect the expenses eligible for reimbursement in any other calendar year.

Taxes:	All amounts paid hereunder will be subject to all applicable withholding and other authorized deductions.

[Signature page follows]

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VWR MANAGEMENT SERVICES, LLC

By:	/s/ Emmanuel Ligner
Name:	Emmanuel Ligner
Title:	Chief Executive Officer

Accepted and Agreed

/s/ Todd Garner
Todd Garner

Date:	17 September 2026

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Exhibit A – Joinder to Executive Severance Plan

See Attached

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AGREEMENT TO PARTICIPATE IN THE AVANTOR, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Dear Mr. Garner,

As a key employee of Avantor, Inc. (the “Company” and, together with its direct and indirect subsidiaries, the “Company Group”) or another member of the Company Group, you are eligible to participate in the Company’s newly adopted Executive Severance and Change in Control Plan (as amended from time to time, the “Plan”). A copy of the Plan is enclosed with this Agreement to Participate in the Avantor, Inc. Executive Severance and Change in Control Plan (this “Participation Agreement”). Capitalized terms used in this Participation Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The Company considers the severance benefits offered under the Plan to be an important part of our overall executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance benefits helps to attract and retain highly qualified executives by providing income continuity in the event of an involuntary termination of employment. These arrangements also allow the Company Group to protect its interests through corresponding confidentiality, non-solicitation, noncompetition and other restrictive covenants. In order to be eligible to receive the severance benefits set forth in the Plan, you must execute the Restrictive Covenant Agreement attached hereto as Appendix A. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

By accepting this Participation Agreement, you hereby acknowledge, agree and confirm that you have received a copy of the Plan and have read, understand and are familiar with the terms and provisions of the Plan. You acknowledge that: (a) the Plan confers significant legal rights and obligations; (b) the Company has encouraged you to consult with legal and financial advisors as appropriate; and (c) you have had adequate time to consult with such advisors before executing this Participant Agreement.

Please indicate your acceptance and agreement to the Plan and this Participation Agreement by signing in the space indicated below and returning the agreement to the Company. Upon your acceptance, you shall be deemed a “Participant” of the Plan as of the date your duly signed Participation Agreement is received by the Company.

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Sincerely,

AVANTOR, INC.

By:
Name:
Title:

AGREED AND ACCEPTED BY THE UNDERSIGNED ON THIS __ DAY OF SEPTEMBER 2026.

PARTICIPANT

Signature

Todd Garner
Name Printed

Address

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Appendix A

AVANTOR, INC.

RESTRICTIVE COVENANT AGREEEMENT

This Restrictive Covenant Agreement (this “Agreement”) is entered into as [DATE] (the “Effective Date”) by and between Avantor, Inc. and/or one of its aﬃliates, subsidiaries, successors, assigns, or related companies or entities (collectively “Avantor”) and Todd Garner (the “Employee”). As a material condition to the Employee’s eligibility to participate in the Avantor Inc. Executive Severance and Change in Control Plan (the “Plan”), the Employee hereby enters into and agrees to be bound by this Agreement.

1.	Non-Disclosure, Non-Competition, and Non-Solicitation

Section 1.1 Definitions

“Business Partner” means an existing vendor, supplier, distributor, consultant, or any other entity with whom Avantor has a business relationship, provided that Employee: (a) had material business-related contact with the Business Partner in the last two years of employment with Avantor, or (b) had access to non- public information regarding such Business Partner during such period because of Employee’s employment relationship with Avantor.

“Competitor” means any person, entity, or organization engaged (or about to become engaged or preparing to become engaged) in a business similar to, or that competes with, the business of Avantor, including but not limited to any person, entity, or organization that provides any product or service that is similar to or competes with any product or service which was offered or provided by Avantor, or that Avantor was actively preparing to offer, at any time during the last two years of Employee’s employment with Avantor. “Competitor” may include, but is not limited to, any person, entity, or organization that provides any of the following:

(a)	materials and consumables for biopharmaceutical, healthcare, education, advanced technology, and applied materials industries, including but not limited to chemicals and reagents; customized excipients; customized single-use assemblies; high-purity silicones; process chromatography resins and columns; analytical sample prep kits; and education, microbiology, and clinical trial kits;
(b)	research equipment and instrumentation, including but not limited to filtration systems; incubators; analytical instruments; evaporators; ultra-low-temperature freezers; biological safety cabinets; and critical environmental supplies;
(c)	science and research-related digital technologies including those related to workflow optimization, digital commerce, data informatics, and digital services and solutions;
(d)	end-to-end laboratory supply and services, including but not limited to lab furnishing; material management services; technical lab services; production services; and business process optimization services;

Appendix A-1

(e)	clinical trial services, including but not limited to custom kitting; clinical trial equipment and ancillary services; and biorepository and archiving services;
(f)	laboratory and scientific equipment procurement and sourcing services;
(g)	laboratory equipment services, including but not limited to multi-vendor technical services; compliance services; and equipment management services; and
(h)	commercial kitting services, including but not limited to logistics and freight management; general healthcare products; and package testing and development.

“Confidential Information” means any data, information, or material that is: (a) not generally ascertainable from public information; (b) discovered or developed by, or disclosed to, Employee through Employee’s relationship with Avantor; and (c) regarding or relating to Avantor, its clients, customers, competitors, vendors, advertisers, contractors, suppliers, consultants, distributors, or any other entity with whom Avantor has a business relationship. Confidential Information includes but is not limited to trade secrets; scientific and technical development, ideas, knowhow, inventions, knowledge, and results; research results and related data; formulas, designs, techniques, and methods; new and existing product specifications and prototypes; business, marketing, and sales strategies, plans, and forecasts; strategic compilations and analysis; business or financial methods, practices and plans; non-public costs and prices; operating margins; operating strategies; marketing, merchandising and selling techniques and information; payment rates; contractual forms; computer code generated or developed by Avantor; software or programs and related documentation; and other financial, commercial, business or technical information related to Avantor; research; price lists; marketing materials; advertising materials and developments; sales materials and reports; copyrighted materials; the particular needs and requirements of customers; identities of potential customers; customer data; customer lists; invoices and reports containing specifically developed information, such as the name, address, phone number, buying history and other traits of customers; vendor, supplier, or business partner lists and information; and any other information that Avantor derives a competitive advantage from and that Avantor makes reasonable efforts to maintain as secret. Confidential Information does not include any information that is or becomes publicly known or that enters the public domain other than as a result of Employee’s breach of their obligations under this Agreement or any other agreement between Employee and Avantor.

“Customer” means a person or entity that Avantor has an existing relationship to sell products or services to, provided that Employee: (a) had material business-related contact with the Customer in the last two years of employment with Avantor; or (b) had access to non-public information regarding such Customer during such period because of Employee’s employment relationship with Avantor.

“Prospective Business Partner” means a prospective vendor, supplier, distributor, consultant, or any other entity with whom Avantor has a business relationship, provided that Employee: (a) had material business-related contact with the Business Partner in the last two years of employment with Avantor; or (b) had access to non-public information regarding such Business Partner during such period because of Employee’s employment relationship with Avantor.

Appendix A-2

“Prospective Customer” means a person or entity that is not a Customer that Avantor is actively planning to sell products or services to, provided that Employee: (a) had material business-related contact with the Prospective Customer in the last two years of employment with Avantor; or (b) had access to non-public information regarding such Prospective Customer during such period because of Employee’s employment relationship with Avantor.

“Restricted Area” refers to the states, districts, and territories of the United States in which Avantor conducts its business and any other countries in which Avantor conducts business that: (a) Employee had involvement in or responsibility for during the last two years of employment; or (b) in which Employee could use or disclose Avantor’s Confidential Information for the benefit of a Competitor.

“Restricted Period” refers to the duration of Employee’s employment with Avantor, plus the one- year period immediately following the termination of Employee’s employment with Avantor.

Section 1.2 Non-Disclosure

(A)    Employee acknowledges and agrees that Confidential Information obtained by Employee as a result of Employee’s employment with Avantor, whether original, duplicated, electronic, handwritten, memorized, or in any other form, and all information derived therefrom, are confidential and the sole and exclusive property of Avantor. Employee acknowledges and agrees that the business of Avantor and the nature of Employee’s employment will require Employee to have access to Confidential Information of and about Avantor and its Customers and Business Partners.

(B)    During Employee’s employment and thereafter, Employee will not use Confidential Information or remove any Confidential Information from the premises or computer systems of Avantor except for the sole purpose of conducting business on behalf of Avantor. Further, during Employee’s employment and thereafter, Employee will not, without express consent of Avantor, (i) divulge or disclose this Confidential Information to any third party other than for the purposes of performing Employee’s job duties with Avantor, (ii) use or attempt to use any Confidential Information on behalf of any person or entity other than Avantor, or (iii) use or attempt to use any Confidential Information in any manner which may injure or cause loss, whether directly or indirectly, to Avantor. For clarity, and without narrowing the foregoing restrictions, at no time and under no circumstance will Employee reveal or permit Confidential Information to become known by any Competitor of Avantor.

(C)    During Employee’s employment, Employee will not make, use, or permit to be used, any materials of any nature relating to any matter within the scope of the business of Avantor or concerning any of its dealings or affairs other than for the benefit of Avantor. After the termination of Employee’s employment, Employee will not use or permit to be used any such materials and will return same to Avantor in accordance with Section 1.3 below.

Appendix A-3

(D)    Employee will promptly notify Avantor if Employee becomes aware of or suspects any unauthorized use or disclosure of Confidential Information by Employee or anyone else, whether intentional or accidental.

(E)    In the event Employee receives a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of Avantor, Employee will promptly: (i) notify Avantor of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish Avantor with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that Avantor may initiate to protect Confidential Information or other interests. If Avantor objects to the subpoena, deposition notice, interview request, process, or order, Employee will cooperate to ensure that there will be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, Employee will be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that Employee has fulfilled the above obligations.

(F)    Notwithstanding anything to the contrary in this Agreement, pursuant to United States federal law as set forth in 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (i) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation against Avantor for reporting a suspected violation of law, Employee may disclose such trade secret to Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Except as provided in this paragraph or under applicable law, under no circumstance is Employee authorized to disclose any information covered by Avantor’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of Avantor.

Appendix A-4

(G)    Nothing contained in this Agreement restricts or limits, or is intended to restrict or limit, Employee’s right to discuss or disclose information about unlawful acts in the workplace, at work-related events, or between Avantor employees or Avantor and Employee, such as harassment, discrimination, retaliation, sexual assault, a wage and hour violation, or any other conduct that Employee has reason to believe is unlawful or that is otherwise recognized as against a clear mandate of public policy or that is enforced by the Equal Employment Opportunity Commission (the “EEOC”) or similar state agency. Nor does this Agreement prohibit Employee from discussing Employee’s employment or communicating, cooperating, participating in an investigation, filing a complaint with or reporting possible violations of any federal, state or local law or regulation with the EEOC, United States Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, or other federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”). This Agreement does not prohibit Employee from discussing the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, and Employee may do so without disclosure to Avantor. Nor does this Agreement require Employee not to disclose or discuss conduct or the existence of a settlement involving conduct relating to a dispute: (i) involving a nonconsensual sexual act or sexual contact, as such terms are defined in Section 2246 or Title 18, United States Code, or similar applicable tribal or state law; or (ii) relating to conduct that is alleged to constitute sexual harassment under applicable federal, tribal, or state law. Avantor may not retaliate against Employee for any of these activities, and nothing in this Agreement would require Employee to waive any monetary award or other payment that they might become entitled to from any Governmental Entity.

Section 1.3 Return of Information, Records, and Materials

Upon termination of Employee’s employment with Avantor or at the request of Avantor at any time, Employee will immediately deliver to Avantor all property of Avantor, including but not limited to Avantor-provided computers, mobile phones, keys, pass cards, and identification cards, and all documents, information, records, materials, and copies thereof in any form, that are related in any way to Avantor or its business, including but not limited to papers, drawings, memoranda, notes, manuals, data, designs, devices, computer programs, disks, data contained on hard drives or other computer or electronic storage media, or reports (and all copies thereof) made or compiled by, delivered to, or otherwise acquired by Employee concerning, containing or embodying any Confidential Information.

Section 1.4 Non-Competition

(A)    During the Restricted Period and in the Restricted Area, Employee will not provide services to a Competitor of Avantor that are the same or similar in function or purpose to the services Employee provided to Avantor at any time during the last two years of employment by Avantor.

(B)    During the Restricted Period and in the Restricted Area, Employee will not provide services to a Competitor of Avantor that will likely result in the disclosure of Confidential Information to or on behalf of a Competitor.

Appendix A-5

(C)    Employee’s agreement not to provide services to a Competitor as described in Section 1.4 (A) and 1.4 (B) applies regardless of whether Employee does so as an employee, owner, partner, principal, advisor, independent contractor, consultant, agent, officer, director, investor, or shareholder. Employee’s ownership of less than 1% of the outstanding shares of a publicly traded company that constitutes a Competitor will not be deemed to be providing services to such Competitor solely by virtue of owning such shares.

(D)    During the Restricted Period, Employee will not work for a Customer or Business Partner servicing Avantor’s account, or serve as the representative of a Business Partner or Customer for such Business Partner’s or Customer’s relationship with Avantor.

(E)    During the Restricted Period, if a representative of Avantor requests that Employee identify the company or business to which Employee will be or is providing services, or with which Employee will be or is employed, and requests that Employee provide information about the services that Employee is or will be providing to such entity, Employee will provide Avantor with a written statement containing such information with sufficient detail to allow Avantor to independently assess whether Employee is or will be in violation of this Agreement. Such statement will be delivered to Avantor’s Human Resources representative within five calendar days of Employee’s receipt of such request.

(F)    This Section 1.4 will apply only to the extent permissible under (i) the ABA Model Rules of Professional Conduct’s provisions regarding restrictions on the right to practice law, (ii) any applicable state counterpart similarly addressing restrictions on the right to practice law, and/or (iii) any other law containing relevant restrictions on non-competition agreements.

Section 1.5 Non-Solicitation – Employees

(A)    Employee acknowledges and agrees that Avantor has a legitimate protectable interest in maintaining a stable and undisrupted workforce. During the Restricted Period, Employee will not, on behalf of any other person, entity, or organization other than Avantor, solicit for employment any employee of Avantor, or in any way assist or facilitate any such solicitation effort.

(B)    During the Restricted Period, Employee will not, on behalf of any other person, entity, or organization other than Avantor, solicit any contractor of Avantor to retain the contractor’s services, or in any way assist or facilitate any such solicitation effort.

(C)    During the Restricted Period, Employee will not, on behalf of any other person, entity, or organization other than Avantor, engage in any conduct intended or reasonably calculated to induce or urge any employee of Avantor to discontinue, in whole or in part, his/her employment relationship with Avantor.

(D)    During the Restricted Period, Employee will not, on behalf of any other person, entity, or organization other than Avantor, engage in any conduct intended or reasonably calculated to induce or urge any contractor of Avantor to discontinue, in whole or in part, his/her engagement with Avantor.

Appendix A-6

(E)    The restrictions in this Section 1.5 apply only to those employees or contractors of Avantor with whom Employee worked or whom Employee supervised during the last two years of employment with Avantor.

Section 1.6 Non-Solicitation – Customers & Prospective Customers

(A)    During the Restricted Period, Employee will not solicit, on behalf of any person, entity, or organization other than Avantor, any Customer for the purpose of providing or selling products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor. This means Employee will not initiate any contact or communication with any Customer for the purpose of soliciting, inviting, encouraging, recommending, or requesting any Customer to do business with Employee on behalf of a Competitor in connection with the performance or sale of products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor, or become employed by a Competitor in a position where Employee would likely engage in such prohibited solicitation.

(B)    During the Restricted Period, Employee will not engage in any conduct intended or reasonably calculated to induce or urge any Customer to discontinue, in whole or in part, its patronage or business relationship with Avantor.

(C)    During the Restricted Period, Employee will not solicit, on behalf of any person, entity, or organization other than Avantor, any Prospective Customer for the purpose of providing or selling products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor. This means Employee will not initiate any contact or communication with any Prospective Customer for the purpose of soliciting, inviting, encouraging, recommending, or requesting any Prospective Customer to do business with Employee on behalf of a Competitor in connection with the performance or sale of products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor, or become employed by a Competitor in a position where Employee would likely engage in such prohibited solicitation.

(D)    Employee acknowledges and agrees that with respect to Customers and Prospective Customers, Employee will be acting as a representative of Avantor, and will be using Avantor’s assets and resources and benefiting from Avantor’s goodwill, name recognition, reputation, and experience in creating and maintaining relationships with Customers on behalf of Avantor; and Employee will gain Confidential Information about Customers as a result of Employee’s employment with Avantor. Consequently, Employee acknowledges and agrees the covenants set forth in this Section 1.6 are reasonable and necessary to protect Avantor’s legitimate interest in preserving its business relationships.

Appendix A-7

Section 1.7 Non-Solicitation – Business Partners & Prospective Business Partners

(A)    During the Restricted Period, Employee will not solicit, on behalf of any person, entity, or organization other than Avantor, any Business Partner for the purpose of providing or selling products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor. This means Employee will not initiate any contact or communication with any Business Partner for the purpose of soliciting, inviting, encouraging, recommending, or requesting any Business Partner to do business with Employee on behalf of a Competitor in connection with the performance or sale of products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor, or become employed by a Competitor in a position where Employee would likely engage in such prohibited solicitation.

(B)    During the Restricted Period, Employee will not engage in any conduct intended or reasonably calculated to induce or urge any Business Partner to discontinue, in whole or in part, its patronage or business relationship with Avantor.

(C)    During the Restricted Period, Employee will not solicit, on behalf of any person, entity, or organization other than Avantor, any Prospective Business Partner for the purpose of providing or selling products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor. This means Employee will not initiate any contact or communication with any Prospective Business Partner for the purpose of soliciting, inviting, encouraging, recommending, or requesting any Prospective Business Partner to do business with Employee on behalf of a Competitor in connection with the performance or sale of products or services that are the same, similar to, or competitive with products or services being provided or sold by Avantor, or become employed by a Competitor in a position where Employee would likely engage in such prohibited solicitation.

(D)    Employee acknowledges and agrees that with respect to Business Partners and Prospective Business Partners, Employee will be acting as a representative of Avantor, and will be using Avantor’s assets and resources and benefiting from Avantor’s goodwill, name recognition, reputation, and experience in creating and maintaining relationships with Business Partners and Prospective Business Partners on behalf of Avantor; and Employee will gain Confidential Information about Business Partners and Prospective Business Partners as a result of Employee’s employment with Avantor. Consequently, Employee acknowledges and agrees the covenants set forth in this Section 1.7 are reasonable and necessary to protect Avantor’s legitimate interest in preserving its business relationships.

Section 1.8 Non-Disparagement

During Employee’s employment and thereafter, Employee will not disparage, damage or defame in any manner, whether directly or indirectly, the Avantor, its affiliates, officers, directors, managers, owners, representatives, employees, products or services for any reason. Notwithstanding the foregoing, nothing in this Section 1.8 shall prevent either party from making any truthful statement to the extent necessary with respect to the enforcement of the terms of Employee’s employment or the enforcement of this Agreement in the ordinary course.

Appendix A-8

Section 1.9 Injunctive Relief; Expedited Discovery

(A)    In the event that Employee breaches or threatens to breach, or Avantor reasonably believes Employee is about to breach, any of the restrictive covenants in this Agreement, Avantor will be entitled to injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from violation of this Agreement, which rights will be cumulative and in addition to any other rights or remedies to which Avantor may be entitled in law or equity. Employee acknowledges and agrees that Avantor will suffer immediate and irreparable harm and that money damages will not be adequate to compensate Avantor or to preserve the status quo. Therefore, Employee hereby consents to the issuance of a temporary restraining order and other injunctive relief necessary to enforce this Agreement.

(B)    The duration of any injunction will be increased in an amount equal to any period of time during which Employee failed to comply with the covenants contained in this Agreement.

(C)    In any proceeding alleging breach of this Agreement, Avantor and Employee each will have the right to engage in deposition and document discovery, and Avantor will have the right to conduct forensic examination(s) of any computers and/or electronic devices in Employee’s possession or control, if Avantor reasonably believes such devices contain Confidential Information or other Avantor property. In connection with any application for injunctive relief to enforce this Agreement (including without limitation any application for temporary and/or preliminary injunctive relief), the foregoing discovery will be conducted on an expedited basis, including expedited document and deposition discovery.

Section 1.10 Notice of Agreement

Employee will tell any prospective new employer, partner in a business venture, investors, and/or any entity seeking to engage Employee’s services, prior to accepting employment, engagement as a consultant or contractor, or engaging in a business venture, that this Agreement exists, and further, Employee will provide a true and correct copy of this Agreement to any such individual or entity prior to accepting any such employment or entering into any such engagement or business venture. Further, Employee authorizes Avantor to provide a copy of this Agreement to any such entity(ies) or individual(s).

Section 1.11 Modification & Severability; Other Restrictive Covenants

If any section, provision, paragraph, phrase, word, and/or line (collectively “Provision”) of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement will not affect the validity or enforceability of the remaining Provisions, which will be enforced as if the offending Provision had not been included in this Agreement.

Appendix A-9

If one or more post-employment restrictive covenants in this Agreement are found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any provision(s) of any prior agreement between the parties that would provide for restriction(s) on the same or substantially similar post-employment conduct of Employee will not be considered superseded and will remain in effect, to the extent enforceable. Therefore, on a going forward basis, this Agreement will be read in conjunction with all prior and future agreements, to the extent enforceable, on the same subject matter so as to afford Avantor the broadest protections allowed under applicable law.

2. Additional Terms

Section 2.1 Cooperation

Employee will cooperate fully with Avantor and Avantor’s legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Employee was directly or indirectly involved while serving as an employee of Avantor, its predecessors, subsidiaries, or affiliates. This cooperation will include, but will not be limited to, meeting with, and providing information to, Avantor and its legal counsel, maintaining the confidentiality of any past or future privileged communications with Avantor’s legal counsel (outside and in-house), and being available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of Avantor. Avantor agrees to reimburse Employee for any reasonable and necessary out- of-pocket costs associated with Employee’s cooperation.

Section 2.2 Choice of Law, Jurisdiction, Venue, and Attorneys’ Fees

(A)    This Agreement will be governed by, construed, interpreted, and its validity determined under the law of the State of Employee’s last assigned work location for Avantor, without regard to such jurisdiction’s conflicts of laws principles. Such law will govern regardless of the venue in which a dispute may be adjudicated.

(B)    Unless Employee has an agreement with Avantor to arbitrate employment-related disputes, the exclusive and mandatory venue for adjudicating any disputes under this Agreement will be the federal court or state court having original jurisdiction for Employee’s last assigned work location for Avantor. Employee and Avantor hereby consent to jurisdiction in such court for such purpose, and Employee consents to service of process by mail in respect of any such suit, action or proceeding. If Employee has an agreement with Avantor to arbitrate employment- related disputes, any disputes relating to this Agreement will be resolved through arbitration pursuant to the arbitration agreement between Employee and Avantor.

(C)    Notwithstanding the foregoing, Employee and Avantor agree that any application for temporary restraining order and/or temporary or preliminary injunctive relief shall be adjudicated exclusively in the court of competent jurisdiction as set forth in Section 2.2(B) above, even if Employee and Avantor are parties to an arbitration agreement that otherwise includes disputes under this Agreement. Employee agrees that the injunctive relief to which Employee consents hereinabove, under the circumstances addressed in this section, shall be granted by a court of competent jurisdiction pending arbitration on the merits in order to preserve the status quo and/or prevent irreparable harm pending such arbitration.

Appendix A-10

(D)    In any legal proceeding to enforce this Agreement, the prevailing party will be entitled to reimbursement of its actual costs and expenses, including without limitation reasonable attorneys’ fees, costs, and disbursements.

Section 2.3 Binding Effect and Assignability

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest. Should Avantor be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Avantor itself enforcing the Agreement. This Agreement may be enforced against Employee by any Avantor affiliate, without the need for any formal assignment of this Agreement. Employee may not assign this Agreement.

Section 2.4 No Waiver of Rights; Amendment; Other Agreements

A waiver by Avantor of the breach of any of the provisions of this Agreement by Employee will not be deemed a waiver of any subsequent breach, nor will recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. No waiver will be effective unless made in writing and signed by an officer of Avantor. This Agreement can only be amended or modified in a writing signed by both parties. Any subsequent change(s) in Employee’s position, duties, salary, compensation, or benefits will not affect the validity or scope of this Agreement. This Agreement does not supersede or replace any prior agreements between the parties, including but not limited to any prior agreements that provide for restriction(s) on post- employment conduct. Any and all such prior Agreements remain in full force and effect, according to their terms, and to the extent enforceable under applicable law.

Section 2.5 Electronic Signatures and Counterparts

This Agreement may be executed via electronic signature or acceptance and in any number of counterparts (including facsimile counterparts or counterparts delivered by electronic transmission), each of which will be an original, and all of which together will constitute one instrument.

Section 2.6 At-Will Employment

This Agreement shall not constitute a contract for employment for any specific period of time. Either Avantor or Employee is free to terminate the employment relationship “at will” at any time, with or without cause, to the fullest extent permitted by law.

Appendix A-11

AGREED BY:

AVANTOR, INC.

By:

Chief Human Resources Officer

EMPLOYEE

EMPLOYEE CERTIFIES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT AND THE RESTRICTIONS CONTAINED IN SECTION 1, AND HAS HAD AN OPPORTUNITY TO CONSULT

WITH LEGAL COUNSEL PRIOR TO SIGNING. EMPLOYEE UNDERSTANDS THAT AVANTOR ADVISES THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

AGREEMENT. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE’S ELECTRONIC ACCEPTANCE AND ACKNOWLEDGMENT OF THIS RESTRICTIVE COVENANT AGREEMENT IS THE SAME AS AN INK SIGNATURE FOR ALL PURPOSES OF THIS RESTRICTIVE COVENANT AGREEMENT, AND THAT EMPLOYEE’S ELECTRONIC AGREEMENT MAY BE USED WITH THE SAME EFFECT AS AN INK SIGNATURE OF THIS RESTRICTIVE COVENANT AGREEMENT FOR ANY PURPOSE. EMPLOYEE ACKNOWLEDGES THAT AN ELECTRONIC COPY, HARD COPY OR ACKNOWLEDGMENT IS AS ENFORCEABLE AS AN ORIGINAL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS ACCESS TO A PAPER COPY OF THIS AGREEMENT.

Appendix A-12

Annex A

For Colorado Employees

If Employee primarily resides or primarily works for Avantor in Colorado at the time of entering into this Agreement, then Employee acknowledges that Employee received notice of the covenant not to compete in this Agreement and its terms in a separate document before Employee accepted Employee’s offer of employment with Avantor, or, if a current employee at the time Employee enters into the Agreement, at least 14 days before the effective date of Employee’s eligibility to participate in the Plan that forms the consideration for the covenant not to compete.

For District of Columbia Employees

If Employee performs a majority of Employee’s work in the District of Columbia or is based in the District of Columbia and does not perform the majority of Employee’s work in any other jurisdiction, then:

1.	Employee acknowledges that Employee is not required to sign the Agreement fewer than 14 days after receipt of the Agreement.

2.	Employee acknowledges receipt of the following notice: “The District’s Ban on Non-Compete Agreements Amendments Act of 2020 limits use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendments Act of 2020, under certain conditions. Avantor has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

For Illinois Employees

If Employee resides in Illinois, Employee acknowledges that Employee is not required to sign the Agreement fewer than 14 calendar days after receipt of the Agreement.

For Maine Employees

If Employee resides in Maine, Employee acknowledges that Employee is not required to sign the Agreement fewer than 3 business days after receipt of the Agreement.

Exhibit B – Personal Services and Inventions Agreement

See Attached

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AVANTOR, INC.

PERSONAL SERVICES AND INVENTIONS AGREEMENT

THIS Personal Services and Inventions Agreement (this “Agreement”) is between Avantor, Inc., presently headquartered at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 (with its various affiliates, “Avantor” or the “Company”) and Todd Garner (“Executive” or “I”) who is employed by Avantor.

Avantor’s sound business policy requires that its trade secrets, technical and non-technical know-how, business knowledge, plans, systems, business methods, business records and customer relations be protected and not utilized by any person or firm who competes or wants to compete with Avantor. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive in the event of termination of his/her employment with Avantor.

In consideration of and as part of the terms of employment by Avantor, it is agreed as follows:

1.	Executive’s General Obligations; Conflicts of Interest. During my employment with Avantor, I agree to devote substantially all my working time during normal business hours to Avantor. During my employment with Avantor, I agree to use my best efforts to perform the duties associated with my position and title with Avantor as Avantor may direct, not to engage in any other business or activity the nature of which shall be determined by Avantor to be competitive with Avantor, its suppliers or its customers and to comply with any Conflict-of-Interest Policy of Avantor. I acknowledge and agree that I will not serve on the Board of Directors of any other companies during my employment with Avantor without first obtaining prior written approval from Avantor’s Chief Executive Officer, or in absence of such, from the Board of Directors of Avantor in its discretion. I further agree to conform to all Company policies, practices, and procedures, to the extent such policies, practices and procedures have been provided to me in writing, as well as lawful directions of Avantor and/or its affiliates as to performance of services for Avantor, to the extent that the same are consistent with my position and title with Avantor.

2.	No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for Avantor or to perform such activities as shall be required from time to time by Avantor. Nonetheless, if any such contract exists that limits my right to work for Avantor or to perform such activities as shall be required from time to time by Avantor, Avantor reserves the right to terminate my employment for cause or to amend the terms of my Letter Agreement (as defined herein) to reflect any alternative start date agreed between me and Avantor.

3.	Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or proprietary rights agreement I might have signed in connection with any such employer, person or entity.

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4.	Assignment of Inventions. I will make prompt and full disclosure to Avantor, will hold in trust for the sole benefit of Avantor, and will assign, exclusively to Avantor, all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of Avantor. I hereby waive and quitclaim to Avantor any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to Avantor.

My obligation to assign shall not apply to any Inventions about which I can prove that:

(a)	it was developed entirely on my own time; and

(b)	no equipment, supplies, facility, services, or trade secret information of Avantor were used in its development; and

(c)	it does not relate (i) directly to the business of Avantor or (ii) to the actual or demonstrably anticipated research or development of Avantor; and

(d)	it does not result from any work performed by me for Avantor.

5.	Excluded and Licensed Inventions. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with Avantor that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at Avantor, I incorporate into a Company product, process, or machine, an Invention owned by me or in which I have an interest, Avantor is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that Invention without restriction as to the extent of my ownership or interest.

6.	Application for Copyrights and Patents. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical condition or for any other reason whatsoever, Avantor is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to Avantor as stated above, I hereby irrevocably designate and appoint Avantor and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at Avantor’s request in any interference, litigation, or other legal proceeding that may arise during or after my employment and my reasonable expenses associated with said testimony will be paid by Avantor.

7.	Termination. I agree that upon termination of my employment, for any or no reason, I will promptly return to Avantor all physical properties issued to me as an employee, in a reasonable state of function or repair. I will also return any keys, pass cards, identification cards or other property belonging to Avantor. Returning all Company property is a condition of receiving severance benefits, if any.

8.	Non-Waiver. The failure by Avantor to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party.

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9.	Irreparable Harm. I agree that any proven breach of this Agreement by me would cause irreparable harm to Avantor for which monetary damages could not adequately compensate. If Avantor proves a breach, irreparable harm shall be presumed, and I expressly waive any bonding requirement as a prerequisite to Avantor obtaining injunctive relief. Avantor can also seek damages and attorneys’ fees.

10.	Assignability of This Agreement. The services contracted for between Avantor and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by Avantor to a successor to the business of Avantor or to an affiliate of Avantor.

11.	Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, State, and/or Federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement.

12.	Other Agreements. This Agreement, together with the Letter Agreement dated September [ ], 2026, between me and Avantor (the “Letter Agreement”), including any exhibits attached thereto and any other agreements and plan documents expressly referenced therein, and Avantor’s Executive Severance and Change in Control Plan (the “Executive Severance Plan”), set forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and Avantor, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/or any other subject matter contained in this Agreement, the Letter Agreement or the Executive Severance Plan. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of Avantor, which refers to the specific paragraph of this Agreement intended to be modified, and sets forth, in writing, the specific modification of said paragraph. This Agreement, the Letter Agreement and the Executive Severance Plan will supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between me and Avantor and its affiliates.

[Signature page follows]

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WITNESS WHEREFORE, the parties have executed this Agreement as of the day of September 2026.

AVANTOR, INC.
Executive – Signature
By:
Its:

Executive – Print Name